                                  EXHIBIT 99.2
                                    AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and entered into the 28th day of
June 2001, by and between Winmax Trading Group, Inc. a Florida ("Company") and
Beadros Asare ("Consultant").

        A. The Company wishes to engage the services of Consultant to perform
           Edgarizing services for the Company in exchange for shares of common stock of the Company;

        B. The Consultant represents that it has no prior or existing legally binding obligations that are in conflict with its entering into this
           Agreement; and

        C. The Consultant is willing to be so retained on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.       Engagement. The Company hereby retains Consultant to perform edgarizing services and Consultant hereby accepts such engagement on the terms and conditions hereinafter set forth.

2.       Term. This Agreement shall be in effect from the date of execution until October 1, 2001.

3.       Duties of Consultant. The Company retains Consultant to provide advise on all matters pertaining to the Edgar filings of the Company, and Consultant shall make all Edgar filings on behalf of the Company during the term of this agreement from time to time as requested by the Company.

         The Consultant shall not provide any of the following services:
promotion of the Company's securities, either indirectly or directly;
maintaining a market for the Company's securities, either indirectly or directly; capital raising transactions; marketing services; or investor and/or shareholder relations services.

4.       In its capacity as advisor and consultant to management of the Company,
Consultant shall be required to devote up to 40 hours per month to the business of the Company. Consultant shall also be available, at the mutual convenience of the parties, to evaluate specific matters or problems submitted to Consultant by management of the Company.

Consultant shall render the services required in this Agreement as an independent contractor. Deadlines in respect of the service and functions of
Consultant shall be mutually agreed upon.

Consultant shall use his best efforts to advance the business and welfare of the
Company and shall not intentionally take any action adverse to the best interests of the Company.

5.       Compensation. As full and complete compensation for any and all services (except out-of-pocket expenses approved by the Company) that Consultant shall render to the Company, the Company shall make a one-time grant of 10,000 shares of the Company's Common Stock to be registered under Form S-8.

6.       Disclosure of Information. Consultant recognizes and acknowledges as a result of his engagement by the Company, he will have access to discover information which is of a proprietary manner to the Company, including methods, inventions, improvements, trade secrets, or discoveries, whether patentable or not, and similar information relating to the Company's products and services. In addition, information will or has been disclosed to Consultant, or has been discovered by Consultant, concerning marketing plans, processes, products, apparatus, techniques, know-how, trade secret, strategies, customer lists, and technical requirements of customers of the Company. Consultant agrees that he will not, without the prior written approval of the Company, disclose any such proprietary information of the Company to anyone not in the employ of the
Company, or use any such information other than for the purposes of this
Agreement. Consultant agrees that he will not allow any other person engaged by him to have access to any of the proprietary information unless he first obtains such person's agreement not to disclose or use such information, and such agreement is binding upon the Company, Consultant, and such third person. These obligations shall not apply, however, to information which is or becomes generally available to the public through no fault of Consultant.

7.       Notices. Any notice required or permitted to be given under this
Agreement shall be sufficient if in writing and personally delivered, or if sent by certified mail, postage prepaid to its residence in the case of Consultant, its principal office in the case of the Company and shall be effective upon deposit into the United States Postal Service, or in the case of personal delivery when actually delivered.

8.       Waiver. The waiver by the Company of a breach of any provision of this
Agreement by Consultant shall not operate or be
construed as a waiver of any subsequent breach by Consultant.

9.       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns, but shall not be assignable by Consultant without the prior written consent of the Company.

10.      Severability. If any  provision of this Agreement is held to be contrary to law, that provision shall be deemed severable from the balance of this Agreement, and the balance of this Agreement shall remain in force between the parties to the fullest extent permitted by law.

11.      Entire Agreement.  This Agreement shall be deemed to express,  embody, and supersede all previous understandings, agreements and commitments, whether written or oral, between the parties hereto with respect to the subject matter hereof and to fully and finally set forth the entire agreement between the parties hereto. No modifications shall be binding unless stated in writing and signed by both parties hereto with the approval of the President of the Company.

12.      Governing Law; Venue; Arbitration. This Agreement shall be governed by the laws of the State of Florida. Any dispute involving or affecting this
Agreement or the services to be performed shall be determined and resolved by binding arbitration in the County of Broward, State of Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

13.      Prior Agreements. This Agreement supersedes and renders null and void all prior written or oral agreements by and between the Company or its affiliates and Consultant, except as provided herein or in any amendments or addendums hereto.

14.      Counterparts. This Agreement may be signed in two counterparts, but both of which placed together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the date set forth above.

                        COMPANY:
                        Winmax Trading Group, Inc.

                        By:   /s/ Gerald Sklar
                            -------------------------
                        Name:  Gerald Sklar President

                           CONSULTANT:

                        By:  /s/ Beadros Asare
                            -------------------------
                        Name:    Beadros Asare